Exhibit 99.6

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent to being named in the Registration Statement on Form F-4 (File No. 333-299478) of Black Spade Acquisition III Co, a Cayman Islands exempted company (the “Company”), and Astrum Space Inc, as co-registrant, and in all amendments and supplements to it, including post-effective amendments, any related prospectus, and any registration statement filed under Rule 462(b) under the Securities Act (together, the “Registration Statement”), as a person about to become a director of the Company, which will be renamed “Astrum Space Company,” upon the consummation of the Business Combination described in the Registration Statement.

I also consent to the filing of this consent as an exhibit to the Registration Statement and to the inclusion in the Registration Statement of the biographical and other information about me that appears there.

Dated: November 3, 2026

/s/ David Mitlyng

David Mitlyng